EXHIBIT 10.8

AMENDMENT NO. 7

TO THE

PIONEER NATURAL RESOURCES COMPANY

LONG TERM INCENTIVE PLAN

THIS AMENDMENT NO. 7 (the “Amendment”) to the Pioneer Natural Resources Company Long Term Incentive Plan, as amended from time to time (the “Plan”), is effective November 20, 2008 (the “Effective Date”), and is made by Pioneer Natural Resources Company (the “Company”).

W I T N E S S E T H:

WHEREAS, the Company previously adopted the Plan, under which the Company is authorized to grant equity-based incentive awards to certain employees and service providers of the Company;

WHEREAS, Section 12.2 of the Plan provides that the Company’s board of directors (the “Board”) may amend the Plan to make the Plan or any Award agreement comply with the Internal Revenue Code of 1986, as amended (the “Code”), or any other law, rule or regulation that may affect the Plan;

WHEREAS, Section 409A of the Code (“Section 409A”) imposes certain limitations and restrictions on the time at which certain types of compensation, including certain equity-based awards, may be payable;

WHEREAS, all documents that may provide for the payment of compensation that may be subject to Section 409A must be brought into compliance with the requirements of Section 409A on or before December 31, 2008, or the service provider to whom such compensation is payable will be subjected to certain adverse tax consequences, including, but not limited to, having to pay an additional tax of at least 20% on such compensation; and

WHEREAS, the Board has determined that it is desirable to amend the Plan in accordance with the final regulations promulgated under Section 409A to ensure that, to the extent subject to Section 409A, awards granted under the Plan comply therewith and to avoid the imposition of any adverse tax consequences under Section 409A, and to make certain other clarifying changes to the Plan.

NOW, THEREFORE, the Plan shall be amended as of the Effective Date as set forth below.

1.        Clause (i) of the definition of “Change in Control” in Section 1.7 of the Plan is hereby deleted and replaced in its entirety with the following (new language is highlighted in italics):

(i)        The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “PERSON”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of securities of the Corporation that, together with securities held by such Person, constitutes 40% or more of either (x) the then outstanding shares of Stock of the Company (the “OUTSTANDING COMPANY STOCK”) or (y) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “OUTSTANDING COMPANY VOTING SECURITIES”); provided, however, that for purposes of this subsection (i), the following acquisitions shall not constitute a Change in Control: (A) any acquisition directly from the Corporation, (B) any acquisition by the Corporation, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Corporation or any corporation controlled by the Corporation or (D) any acquisition by any corporation pursuant to a transaction which complies with clauses (A), (B) and (C) of paragraph (iii) below; or

2.	The following paragraph shall be inserted at the end of Section 10.2 of the Plan:

Notwithstanding the foregoing, no Award that constitutes a “deferral of compensation” (within the meaning of Section 409A of the Code and the regulations and other authoritative guidance promulgated thereunder (collectively, the “NONQUALIFIED DEFERRED COMPENSATION RULES”)), whether by design, due to a subsequent modification in the terms and conditions of such Award or as a result of a change in applicable law following the date of grant of such Award, and that is not exempt from Section 409A of the Code pursuant to an applicable exemption (any such Award, a “409A AWARD”), shall become exercisable, or be settled or otherwise paid or distributed, pursuant to the Plan or the Award Agreement governing such 409A Award as a result of a Change in Control unless the event constituting such Change in Control also constitutes a “change in the ownership or effective control” or “in the ownership of a substantial portion of the assets” of the Corporation within the meaning of the Nonqualified Deferred Compensation Rules; except that, to the extent permitted under the Nonqualified Deferred Compensation Rules, the time of exercise, payment or settlement of a 409A Award shall be accelerated, or payment shall be made under the Plan in respect of such Award, upon the occurrence of a Change in Control, as determined by the Committee in its discretion, to the extent necessary to pay income, withholding, employment or other taxes imposed on such 409A Award. To the extent any 409A Award does not become exercisable or is not settled or otherwise payable upon a Change in Control as a result of the limitations described in the preceding sentence, it shall become exercisable or be settled or payable upon the occurrence of an event that qualifies as a permissible time of distribution in respect of such 409A Award under the Nonqualified Deferred Compensation Rules, the Plan and the terms of the Award Agreement governing such 409A Award.

3.         The first paragraph of Section 11.1 of the Plan is hereby deleted and replaced in its entirety with the following:

11.1     Termination of Employment. Subject to Paragraph 10.2, if a Holder is an Eligible Individual because the Holder is an Employee and if that employment relationship is terminated for any reason other than Normal Retirement or that Holder’s death or Disability, then the following provisions shall apply to all Awards held by that Holder that were granted because the Holder was an Employee:

4.         The last paragraph of Section 11.1 of the Plan is hereby deleted and replaced in its entirety with the following:

With respect to any Option or Stock Appreciation Right that survives the termination of employment pursuant to this Paragraph 11.1, the right to exercise that Option or Stock Appreciation Right shall terminate in all cases on the 180th day following the last date of employment with the Corporation or its Subsidiary. Notwithstanding anything to the contrary in the Plan or any Award Agreement, no 409A Award (as defined in Section 10.2 hereof) shall become exercisable, or be settled or otherwise paid or distributed upon a Holder’s termination of employment or service in a capacity other than as an Employee for any reason pursuant to the Plan or the Award Agreement governing such 409A Award in the event the Holder of such Award continues to provide or, in the 12 month period following such termination of employment, is expected to provide, sufficient services to the Corporation that, under the Corporation’s written and generally applicable policies regarding what constitutes a “separation from service” for purposes of Section 409A of the Code, such Holder does not incur a separation from service for purposes of Section 409A of the Code on the date of termination of the employment or service relationship; except that, to the extent permitted under the Nonqualified Deferred Compensation Rules (as defined in Section 10.2 hereof), the time of exercise, payment or settlement of a 409A Award shall be accelerated, or payment shall be made under the Plan in respect of such Award, as determined by the Committee in its discretion, to the extent necessary to pay income, withholding, employment or other taxes imposed on such 409A Award. To the extent any 409A Award does not become exercisable or is not settled or otherwise payable upon a Holder’s termination of employment or other service relationship as a result of the limitations described in the preceding sentence, it shall become exercisable or be settled or payable upon the occurrence of an event that qualifies as a permissible time of distribution in respect of such 409A Award under the Nonqualified Deferred Compensation Rules, the Plan and the terms of the Award Agreement governing such 409A Award.

NOW, THEREFORE, be it further provided that, except as set forth above, the Plan shall continue to read in its current state.

IN WITNESS WHEREOF, the Company has caused the execution of this First Amendment by its duly authorized officer, effective as of the Effective Date.

PIONEER NATURAL RESOURCES COMPANY

By:

Name:

Title:

Date: